CORRECTING and REPLACING Delek US Holdings Reports Second Quarter 2014 Results

•	Announces plans to expand the Tyler refinery to 75,000 barrels per day

•	2014 share repurchase authorization increased to $100 million

•	First incentive distribution rights payment expected from Delek Logistics

BRENTWOOD, Tenn.--(BUSINESS WIRE) --Aug. 6, 2014-- In a release issued under the same headline earlier today by Delek US Holdings, Inc. (NYSE: DK), certain figures have been updated to correct the El Dorado refinery tables for barrels sold and associated dollar per barrel figures in the body of the release and in the tables following the release.

The corrected release is as follows:

Delek US Holdings Reports Second Quarter 2014 Results

•	Announces plans to expand the Tyler refinery to 75,000 barrels per day

•	2014 share repurchase authorization increased to $100 million

•	First incentive distribution rights payment expected from Delek Logistics

Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its second quarter ended June 30, 2014. Delek US reported second quarter net income of $54.9 million, or $0.92 per diluted share, versus net income of $46.6 million, or $0.78 per diluted share, in the quarter ended June 30, 2013. Included in the second quarter 2014 results is a one-time non-cash expense before tax of approximately $22.6 million, or $0.24 per diluted share. This expense is related to the financial settlement under the restated supply and offtake agreement with J. Aron.

On a year-over-year basis, second quarter 2014 results increased primarily due to improved refining margins, which benefited from a wider discount between Midland WTI and Cushing WTI. In addition, higher throughput at the El Dorado refinery and improved performance in the logistics segment contributed to the increase in earnings compared to the second quarter 2013. These factors more than offset a decline in the 5-3-2 Gulf Coast crack spread on a year-over-year basis.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "Our strong performance in the second quarter was driven by our access to approximately 87,000 barrels per day of Midland sourced crude that averaged $8.37 below Cushing during the period. In addition, our El Dorado refinery ran as expected following the first quarter turnaround that improved its crude flexibility as it processed approximately 79,000 barrel per day of mostly light crude during the second quarter. We had a record performance in our logistics segment and our retail segment also performed well. As we enter the third quarter, we continue to benefit from a wide discount for Midland WTI, which is currently trading at greater than $10.00 per barrel below Cushing."

Yemin continued, "Our financial position is solid and we remain focused on capital allocation to create long-term value for our shareholders. With our share repurchase program increased to $100 million and an annualized special and regular dividend rate of approximately $60 million over the past six months, we have significantly increased the potential amount of cash that may be returned to shareholders in 2014. We also continue to invest in our business for future growth and are excited to announce the Tyler refinery expansion project that should increase our aggregate crude throughput capacity from the current 140,000 barrels per day to 155,000 barrels per day by the end of the first quarter 2015. Lastly, Delek Logistics' recent distribution increase will result in incentive distribution rights payments which should increase the cash flow attributed to our ownership of Delek Logistics' general partner. We remain focused on building shareholder value and positioning the Company for long-term success."

Capital Project Update - Tyler Expansion Project/Turnaround

During the first quarter 2015, the Tyler refinery will conduct its previously scheduled turnaround and replace the fluid catalytic cracking reactor. During this downtime, a project to expand the crude nameplate capacity at the Tyler refinery by 15,000 barrels per day to 75,000 barrels per day is also expected to be completed. This expansion project is expected to have a total cost of approximately $70.0 million, of which an estimated $53.0 million is to be spent during 2014.

Tyler Expansion Summary
Nameplate capacities, bpd	Pre- Expansion	Post- Expansion
Crude	60,000	75,000
Diesel hydrotreater	25,000	36,000
Naphtha hydrotreater	22,000	28,000

Production, bpd	Second Quarter 2014	Post - Expansion capacity*
Gasoline (E10/Av gas)	34,073	41,000
ULSD (B5) and Jet fuel	26,392	33,500
* capacities based on LP model and assumed prices. Subject to changes based on market conditions.

Regular Quarterly Dividend

Delek US announced today that its Board of Directors declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on August 26, 2014 will receive this cash dividend payable on September 16, 2014.

Liquidity Update

As of June 30, 2014, Delek US had a cash balance of $560.1 million and total debt of $616.2 million, resulting in net debt of $56.1 million. This compares to $97.1 million of net debt at March 31, 2014. As of June 30, 2014, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had a cash balance of approximately $2.4 million and $239.0 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $557.7 million in cash and $377.2 million of debt, or a $180.5 million net cash position.

Share Repurchase Update

In August 2014, Delek US’ Board of Directors approved an expansion of Delek US’ 2014 common stock repurchase program from $50 million to a total authorization of $100 million. During the second quarter, 260,244 shares were repurchased for approximately $7.9 million. These repurchases were done under the initial $50 million common stock repurchase program and were completed between late May and mid-June at an average price of $30.39 per share. Shares under both programs may be repurchased from time to time in the open market or through privately negotiated transactions, subject to market conditions and other factors. These repurchase authorizations will expire on December 31, 2014.

Refining Segment

	Three Months Ended June 30,
Contribution Margin	2014	2013
($ in millions)
Refining Segment	$125.7	$102.4
Tyler Refinery	$86.3	$66.7
El Dorado Refinery	$36.7	$32.4

The refining contribution margin increased to $148.3 million, excluding a one-time non-cash expense of approximately $22.6 million related to the supply and offtake agreement financial settlement, compared to $102.4 million in the second quarter 2013. Improved year-over-year performance in the refining segment can be attributed to several factors. First, the WTI Midland crude discount to WTI Cushing was significantly wider on a year-over-year basis, averaging $8.37 per barrel in second quarter 2014 compared to an average of $0.14 per barrel in the prior-year period. Higher throughput at the El Dorado refinery on a year-over-year basis improved performance as well. These factors more than offset a decline in the benchmark Gulf Coast 5-3-2 crack spread which averaged $17.10 per barrel during the second quarter 2014, compared with $19.83 per barrel during second quarter 2013. Also, the crude oil futures market was backwardated during the second quarter 2014, compared to a market that was in contango during the second quarter 2013, further increasing the average crude oil price on a year-over-year basis at the refineries.

Effective April 1, 2014, Delek US revised the structure of the internal financial information, which resulted in a change in the composition of our reportable segments. As a result of these changes, the results of hedging activity previously reported in corporate, other and eliminations is now included in our refining segment and allocated to each refinery based on total throughput. Prior year period results include this change.

Tyler, Texas Refinery

Operating Highlights	Three Months Ended June 30,
	2014	2013
Crude Throughput, bpd	58,021	64,439
Total Throughput, bpd	65,808	70,793
Total Sales Volume, bpd	65,969	70,033

Direct Operating Expense, $ in millions	$27.1	$25.5

Direct Operating Expense, $/bbl sold	$4.52	$4.00
Refining Margin, $/ per bbl sold	$18.90	$14.47

During the second quarter 2014, refining margin improved year-over-year primarily due to a wider discount between Midland and Cushing crude oil. This refinery has access to approximately 52,000 barrels per day of Midland sourced crude. Crude throughput was lower at the Tyler refinery compared to the record performance experienced during the prior year period. Lower throughput was the primary factor in lower sales volume on a year-over-year basis as well. Total operating expense increased primarily due to higher utility, maintenance and outside services expenses versus the prior-year period.

El Dorado, Arkansas Refinery

Operating Highlights	Three Months Ended June 30,
	2014	2013
Crude Throughput, bpd	79,010	67,860
Total Throughput, bpd	82,324	74,182
Total Sales Volume, bpd	85,812	70,597

Direct Operating Expense, $ in millions	$30.3	$24.3

Direct Operating Expense, $/bbl sold	$3.89	$3.78
Refining Margin, $/ per bbl sold	$8.59	$8.82

Crude throughput increased year-over-year as the El Dorado refinery was able to process additional barrels of light crude following work that was completed during the turnaround in the first quarter 2014. This translated into a higher sales volume during the period. Direct operating expense increased year-over-year due to higher operating rates, outside services associated with pipeline maintenance work related to crude releases over the past year, and post turnaround contract work that occurred during the period. Also, the refining margin was reduced by approximately $22.6 million, or $2.89 per barrel, as a result of the financial settlement of the supply and offtake agreement in April 2014. A new three-year agreement took effect to support the refinery's inventory working capital needs. Excluding the cost associated with the financial settlement, gross margin per barrel increased to $11.48 in the second quarter 2014 compared to $8.82 per barrel in the prior-year period. The combination of higher throughput and wider crude discounts improved results on a year-over-year basis.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the minority interests are made on a consolidated basis.

The logistics segment's contribution margin in the second quarter 2014 was $30.2 million compared to $12.3 million in the second quarter 2013. On a year-over-year basis, $6.5 million of this increase was due to a higher gross margin per barrel in the west Texas wholesale operation, which benefited from a favorable supply/demand balance in the area due to downtime at refineries in the region. In addition, results benefited from Delek Logistics’ acquisition of the product terminal and substantially all of the storage tank assets at the Tyler refinery in July 2013 and the El Dorado refinery in February 2014 from subsidiaries of Delek US, as well as third party acquisitions of the Hopewell pipeline in east Texas in July 2013 and the North Little Rock terminal in October 2013. Expenses associated with the Tyler, Texas and El Dorado, Arkansas tank farms and product terminals were reclassified from the refining segment to the logistics segment in the second quarter 2013. Also, volumes on the Lion Pipeline system increased year-over-year as it supported higher throughput at the El Dorado refinery.

Retail Segment

	Three Months Ended June 30,
Retail Operating Highlights	2014	2013
Contribution margin, $ in millions	$16.7	$16.0
Operating expenses, $ in millions	$34.8	$34.1

Merchandise margin	28.4%	28.3%
Fuel margin, per gallon	$0.193	$0.196

Store count (End of period)	362	370

Retail segment contribution margin improved year-over-year as it benefited from higher fuel gallons sold and stronger merchandise sales. Fuel gallons sold increased to 109.4 million from 107.8 million in the prior-year period and merchandise sales increased to $103.7 million compared to $100.3 million. These increases combined with merchandise and fuel margins that were in-line with prior year results, offset higher operating expenses on a year-over-year basis resulting in a higher contribution margin.

During the second quarter 2014, three new large-format stores were opened bringing the total to 59 large-format stores in the portfolio. An additional four to six large-format stores are expected to be opened during the remainder of 2014.

Second Quarter 2014 Results | Conference Call Information

Delek US will hold a conference call to discuss its second quarter 2014 results on Thursday, August 7, 2014 at 9:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab, at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through November 10, 2014 by dialing (855) 859-2056, passcode 73519622. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) second quarter earnings conference call held on August 6, 2014 and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 140,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 362 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: gains and losses from derivative instruments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; changes in the scope, costs, and/or timing of capital and maintenance projects; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2014	December 31, 2013
	(In millions, except share and per share data)
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$560.1	$400.0
Accounts receivable	304.1	250.5
Inventory	623.9	672.3
Other current assets	80.4	87.7
Total current assets	1,568.5	1,410.5
Property, plant and equipment:
Property, plant and equipment	1,841.8	1,683.7
Less: accumulated depreciation	(452.6)	(405.2)
Property, plant and equipment, net	1,389.2	1,278.5
Goodwill	73.9	72.7
Other intangibles, net	12.8	13.3
Other non-current assets	115.2	59.4
Total assets	$3,159.6	$2,834.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$607.5	$602.0
Current portion of long-term debt and capital lease obligations	49.0	33.7
Obligation under Supply and Offtake Agreement	338.8	331.0
Accrued expenses and other current liabilities	129.1	114.1
Total current liabilities	1,124.4	1,080.8
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	567.2	376.6
Environmental liabilities, net of current portion	8.8	9.2
Asset retirement obligations	8.9	8.5
Deferred tax liabilities	233.2	220.0
Other non-current liabilities	18.4	18.9
Total non-current liabilities	836.5	633.2
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 60,448,243 shares and 60,229,107 shares issued at June 30, 2014 and December 31, 2013, respectively	0.6	0.6
Additional paid-in capital	388.4	384.5
Accumulated other comprehensive income	12.9	(4.0)
Treasury stock, 1,260,244 and 1,000,000 shares, at cost, as of June 30, 2014 and December 31, 2013, respectively.	(45.8)	(37.9)
Retained earnings	650.6	591.8
Non-controlling interest in subsidiaries	192.0	185.4
Total stockholders’ equity	1,198.7	1,120.4
Total liabilities and stockholders’ equity	$3,159.6	$2,834.4

Delek US Holdings, Inc.
Condensed Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,

	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
	(In millions, except share and per share data)
Net sales	$2,374.7	$2,187.4	$4,240.4	$4,447.3
Operating costs and expenses:
Cost of goods sold	2,105.3	1,966.1	3,745.7	3,938.3
Operating expenses	102.3	95.3	200.8	194.0
General and administrative expenses	32.9	28.1	67.4	60.7
Depreciation and amortization	28.2	21.6	52.8	43.6
Other operating (income) expense, net	—	(1.5)	—	(1.5)
Total operating costs and expenses	2,268.7	2,109.6	4,066.7	4,235.1
Operating income	106.0	77.8	173.7	212.2
Interest expense	10.1	9.2	19.7	18.4
Interest income	—	(0.1)	(0.4)	(0.2)
Other income, net	0.1	(6.7)	—	(6.7)
Total non-operating expenses, net	10.2	2.4	19.3	11.5
Income from continuing operations before income taxes	95.8	75.4	154.4	200.7
Income tax expense	32.6	24.4	51.9	67.6
Net income	63.2	51.0	102.5	133.1
Net income attributed to non-controlling interest	8.3	4.4	13.9	9.0
Net income attributable to Delek	$54.9	$46.6	$88.6	$124.1
Basic earnings per share	$0.93	$0.79	$1.49	$2.09
Diluted earnings per share	$0.92	$0.78	$1.48	$2.06
Weighted average common shares outstanding:
Basic	59,283,465	58,925,800	59,266,256	59,246,988
Diluted	59,875,261	59,830,885	59,869,979	60,255,526
Dividends declared per common share outstanding	$0.25	$0.25	$0.50	$0.45

Delek US Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended June 30,
	2014	2013
Cash Flow Data	(Unaudited)
Net cash provided by operating activities	$172.0	$53.1
Net cash used in investing activities	(164.3)	(69.2)
Net cash provided by (used in) financing activities	152.4	(135.5)
Net increase (decrease) in cash and cash equivalents	$160.1	$(151.6)

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended June 30, 2014
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,659.2	$508.6	$207.4	$(0.5)	$2,374.7
Intercompany fees and sales	187.4	—	29.0	(216.4)	—
Operating costs and expenses:
Cost of goods sold	1,662.2	457.1	196.6	(210.6)	2,105.3
Operating expenses	58.7	34.8	9.6	(0.8)	102.3
Segment contribution margin	$125.7	$16.7	$30.2	$(5.5)	$167.1
General and administrative expenses					32.9
Depreciation and amortization					28.2
Other operating income					—
Operating income					$106.0
Total assets	$2,104.5	$466.3	$314.4	$274.4	$3,159.6
Capital spending (excluding business combinations)	$24.1	$6.5	$1.0	$7.5	$39.1

	Three Months Ended June 30, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,480.3	$493.9	$212.9	$0.3	$2,187.4
Intercompany fees and sales	128.1	—	17.2	(145.3)	—
Operating costs and expenses:
Cost of goods sold	1,454.4	443.8	207.9	(140.0)	1,966.1
Operating expenses	51.6	34.1	9.9	(0.3)	95.3
Segment contribution margin	$102.4	$16.0	$12.3	$(4.7)	$126.0
General and administrative expenses					28.1
Depreciation and amortization					21.6
Other operating income					(1.5)
Operating income					$77.8
Total assets	$1,889.9	$438.8	$323.6	$30.1	$2,682.4
Capital spending (excluding business combinations)	$18.2	$6.7	$3.4	$8.2	$36.5

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Six Months Ended June 30, 2014
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$2,914.8	$940.2	$385.7	$(0.3)	$4,240.4
Intercompany fees and sales	294.6	—	54.2	(348.8)	—
Operating costs and expenses:
Cost of goods sold	2,863.8	850.6	368.8	(337.5)	3,745.7
Operating expenses	116.7	67.0	18.9	(1.8)	200.8
Segment contribution margin	$228.9	$22.6	$52.2	$(9.8)	$293.9
General and administrative expenses					67.4
Depreciation and amortization					52.8
Other operating income					—
Operating income					$173.7

Capital spending (excluding business combinations)	$127.3	$13.1	$2.0	$11.0	$153.4

	Six Months Ended June 30, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$3,095.3	$942.7	$408.9	$0.4	$4,447.3
Intercompany fees and sales	182.6	—	32.1	(214.7)	—
Operating costs and expenses:
Cost of goods sold	2,894.5	853.1	395.8	(205.1)	3,938.3
Operating expenses	110.1	65.7	19.0	(0.8)	194.0
Segment contribution margin	$273.3	$23.9	$26.2	$(8.4)	$315.0
General and administrative expenses					60.7
Depreciation and amortization					43.6
Other operating income					(1.5)
Operating income					$212.2
Capital spending (excluding business combinations)	$31.1	$12.1	$7.1	$14.2	$64.5

Refining Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Tyler Refinery	(Unaudited)		(Unaudited)
Days operated in period	91	91	181	181
Total sales volume (average barrels per day)(1)	65,969	70,033	66,001	64,310
Products manufactured (average barrels per day):
Gasoline	34,073	37,436	35,543	35,573
Diesel/Jet	26,392	26,638	25,753	24,335
Petrochemicals, LPG, NGLs	2,749	3,120	2,350	2,330
Other	1,712	2,166	1,741	1,965
Total production	64,926	69,360	65,387	64,203
Throughput (average barrels per day):
Crude oil	58,021	64,439	58,148	58,554
Other feedstocks	7,787	6,354	8,127	6,870
Total throughput	65,808	70,793	66,275	65,424
Per barrel of sales:
Tyler refining margin	$18.90	$14.47	$18.34	$19.20
Direct operating expenses	$4.52	$4.00	$4.59	$4.64

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
El Dorado Refinery	(Unaudited)		(Unaudited)
Days in period	91	91	181	181
Total sales volume (average barrels per day)(2)	85,812	70,597	72,418	73,446
Products manufactured (average barrels per day):
Gasoline	39,619	34,032	31,143	33,035
Diesel	31,614	27,978	24,197	26,037
Petrochemicals, LPG, NGLs	1,095	1,386	850	1,402
Asphalt	6,804	8,560	4,927	8,570
Other	1,131	987	832	956
Total production	80,263	72,943	61,949	70,000
Throughput (average barrels per day):
Crude oil	79,010	67,860	58,349	65,895
Other feedstocks	3,314	6,322	5,337	5,253
Total throughput	82,324	74,182	63,686	71,148
Per barrel of sales:
El Dorado refining margin	$8.59	$8.82	$9.07	$11.56
Direct operating expenses	$3.89	$3.78	$4.53	$4.04
Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$103.07	$94.14	$100.85	$94.28
WTI — Midland crude oil (per barrel)	$95.45	$94.04	$94.07	$92.51
US Gulf Coast 5-3-2 crack spread (per barrel)	$17.10	$19.83	$16.06	$23.24
US Gulf Coast Unleaded Gasoline (per gallon)	$2.88	$2.72	$2.75	$2.76
Ultra low sulfur diesel (per gallon)	$2.92	$2.86	$2.93	$2.97
Natural gas (per MMBTU)	$4.59	$4.02	$4.88	$3.76

Logistics Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	59,038	49,270	41,936	47,155
Refined products pipelines to Enterprise Systems	59,888	47,315	45,908	45,348
SALA Gathering System	21,300	22,661	22,201	22,396
East Texas Crude Logistics System	3,223	11,468	7,105	31,198

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(3)	61,231	64,973	61,828	59,062
West Texas marketing throughputs (average bpd)(4)	17,451	19,082	16,729	17,820
West Texas marketing margin per barrel	$6.52	$2.20	$5.06	$2.82
Terminalling throughputs (average bpd)(5)	98,962	13,961	94,468	13,898

Retail Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Number of stores (end of period)	362	370	362	370
Average number of stores	361	371	361	372
Retail fuel sales (thousands of gallons)	109,418	107,843	207,225	205,365
Retail fuel margin ($ per gallon)	$0.193	$0.196	$0.161	$0.172
Merchandise sales (in thousands)	$103,695	$100,331	$193,094	$185,475
Merchandise margin %	28.4%	28.3%	28.4%	28.8%
Change in same-store fuel gallons sold	(1.2)%	1.0%	(0.6)%	1.7%
Change in same-store merchandise sales	3.8%	0.6%	5.1%	(1.7)%

(1)
Sales volume includes 794 bpd and 765 bpd sold to the logistics segment during the three and six months ended June 30, 2014, respectively, and 1,676 bpd and 1,475 bpd during the three and six months ended June 30, 2013, respectively. Sales volume also includes sales of 1,744 bpd and 4,370 bpd of intermediate and finished products to the El Dorado refinery during the three and six months ended June 30, 2014, respectively, and 3,016 bpd and 1,475 bpd of intermediate and finished products during the three and six months ended June 30, 2013, respectively.

(2)
Sales volume includes 4,002 bpd and 3,949 bpd of produced finished product sold to the retail segment during the three and six months ended June 30, 2014, respectively, and 2,928 bpd and 3,022 bpd during the three and six months ended June 30, 2013, respectively. Sales volume also includes 1,142 and 1,661 bpd of produced finished product sold to the Tyler refinery during the three and six months ended June 30, 2014, respectively, and 1,280 and 899 bpd during the three and six months ended June 30, 2013, respectively. Sales volume excludes 13,805 bpd and 12,669 bpd of wholesale activity during the three and six months ended June 30, 2014, respectively, and 20,014 bpd and 22,441 bpd of wholesale activity during the three and six months ended June 30, 2013, respectively.

(3)	Excludes jet fuel and petroleum coke

(4)	Excludes bulk ethanol and biodiesel

(5)
Consists of terminalling throughputs at our Tyler and Big Sandy, Texas North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals. Throughputs for the Tyler, Texas terminal are presented for the second quarter of 2014. Prior to July 27, 2013, the logistics segment did not record revenue for throughput at the Tyler, Texas terminal. Throughputs for the North Little Rock terminal are presented for the second quarter of 2014 following its acquisition in October 2013. Throughputs for the Big Sandy terminal are presented for the second quarter of 2014, following its commencement of operations in December 2013. Throughputs at the El Dorado, Arkansas terminal are for the period from February 10, 2014 through June 30, 2014. Prior to February 10, 2014, the logistics segment did not record revenue for throughput at the El Dorado, Arkansas terminal. Throughputs for the Memphis and Nashville, Tennessee terminals are for all periods presented.

Contacts
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870